Exhibit 99.1

Global Aircraft Solutions, Inc. (GACF) Reports 2006 Financial
Results and Announces 2006 Fourth Quarter and Year End
Earnings Conference Call

Tucson, Ariz. – April 23, 2007 – Global Aircraft Solutions, Inc. (OTCBB: GACF) today announced its results for operations for the year ended December 31, 2006. Significant 2006 financial results include:

o	Revenue of $34.5 Million for 2006
o	Net Profit of $826,000, or $.02 per share for 2006
o	Total Stockholders Equity increased 12% to approximately $.40 per share
o	LOI entered into for $6 million to establish GACF majority controlled JV

Operating Results

Year-end 2006 results:

Total annual revenue for 2006 was $34.5 million, down 16% compared to $41.2 million for 2005. EBITDA for 2006 was $2.5 million, down 44% compared to $4.5 million in 2005. In 2006 the Company lost $2,109 from operations compared to a gain of $2.4 million in 2005.Net profit before income taxes for 2006 was $1.2 million; down 66% compared to net profit before income taxes of $3.5 million in 2005. Net profit for 2006 was $826,000, down 73% compared to net profit of $3.1 million in 2005. The Company’s total capital expenditures in 2006 were $480,731 down 4% from capital expenditures of $499,827 in 2005.

Fourth Quarter results:

The Company reported consolidated revenue for the fourth quarter ended December 31, 2006 of $4.9 million compared to the $8.3 million for the fourth quarter 2005, a decrease of 41%. Consolidated gross profit for the fourth quarter of 2006 was $49,000, a decrease of 98% from the $2.2 million gross profit for the same period in 2005. The Company suffered a loss from operations for the fourth quarter of 2006 in the amount of $2.7 million, versus a gain of $95,000 in the fourth quarter of 2005. Net loss for the quarter was $1.6 million versus a net profit of $1.1 million in the fourth quarter of 2005.

The operating loss suffered by the Company in the fourth quarter 2006 was principally due to unanticipated temporary liquidity problems that degraded the capabilities of both World Jet and Hamilton Aerospace Technologies to efficiently perform their sales and production functions during that quarter. The principal causes of this temporary liquidity problem arose from non-payment of past due receivables by Avolar Airlines and BCI Aircraft Leasing, and from the Company’s inability to recapture, in a timely manner, its equity investment and associated profit from its JetGlobal joint venture and the large Jetran inventory acquisition.

Also, as a direct result of the significant past due balances of both BCI and Avolar during the fourth quarter 2006, several aircraft (and their attendant cash flows) that had been scheduled for maintenance at Hamilton Aerospace by BCI and Avolar during that quarter were intentionally not put into work.

By March of this year, the Avolar receivable had reached approximately $3 million. At that time, in order to limit its exposure, the Company changed its terms with Avolar to COD on all services. Concurrently, the parties negotiated payment terms for Avolar’s outstanding balance. As of this date, Avolar has reduced its balance due the Company by approximately $600,000. Avolar and the Company are now in discussions regarding a lump sum payment of the outstanding balance and resumption of normal business terms.

BCI and the Company are currently negotiating a comprehensive settlement agreement that includes payment in full of all outstanding BCI invoices and distribution of the assets of JetGlobal to its members (i.e. BCI and Global). The contemplated settlement agreement includes a cash payment and transfer from JetGlobal to Global of a number of the 737-200s owned by JetGlobal. Global would in turn relinquish any interest in JetGlobal, with the exception of a trailing 30% interest in JetGlobal’s Delta bankruptcy claim regarding non-performance of aircraft lease return provisions, and JetGlobal’s claim against Aviation Finance Group for non-performance on a purchase agreement.

The Company also has entered into a Letter of Intent (LOI), upon which a deposit has been received, to transfer, for $6 million in cash, the majority of World Jet’s inventory into a new corporation which would be 51% owned by Global. In addition to parts sales, the new corporation would also manage aircraft engine overhauls. The LOI calls for a definitive business agreement (DBA) to be executed within 30 days. Management will provide specific information regarding the proposed DBA if, and when, a binding contract is executed.

Management regrets that it failed to forestall the liquidity crisis that arose in the fourth quarter as a result of the combination of the elements described above. Nonetheless, we are confidant that appropriate steps have been taken that will shortly restore a reasonable cash position, and still protect the return on investment anticipated from the services provided, and investments made, by the Company.

John Sawyer, President of GACF commented, “Every Company experiences challenges from time to time. What is important is to successfully meet them and, where possible, turn them into opportunities. I believe our team is doing just that as we exit our partnership with BCI and enter into a new majority controlled venture in our parts business. The new infusion of working capital will help to reinforce our financial structure, while opening up many new opportunities to grow sales and earnings. We look forward to working with our new partner to build a stronger enterprise while entering a new business, aircraft engine overhauls. Notwithstanding the recent retrenchment, I remain confident in our business model and have a positive outlook for the future of this Company.”

GACF and HAT Chairman Ian Herman added, “On March 13, 2007, we announced that Global Aircraft acquired a 20% ownership interest in, and entered into an exclusive service agreement with, Global Aircraft Leasing Partners (“GALP”). GALP is a start-up aircraft-leasing venture formed to acquire aircraft through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. GACF and GALP have entered into a strategic alliance wherein Global will acquire a 20% interest in GALP in exchange for use of our infrastructure, industry expertise, and management assistance. The key component to this arrangement is that GACF will be entitled to 20% of the earnings of a large aircraft leasing portfolio without any financial risk. Additionally, the aircraft leased from GALP will offer GACF a first right of refusal on aircraft maintenance. We believe that a positive contribution will be made by GALP to Global Aircraft in 2007 and sets up the Company for a material contribution in 2008 and beyond.

Conference Call Today

The conference call will take place at 4:15 p.m. Eastern, today, Monday, April 23, 2007. Anyone interested in participating should call 1-888-603-6873 if calling within the United States, or 1-973-582-2706 if calling internationally, approximately 5 to 10 minutes prior to 4:15 p.m. There will be a playback available until April 30, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States, or 1-973-341-3080 if calling internationally. Please use pass code 87001609 for the replay. This call is being webcast by ViaVid Broadcasting and can be accessed at Global’s Web site at http://www.globalaircraftsolutions.com. The webcast may also be accessed at ViaVid’s Web site at http://www.viavid.net. The webcast can be accessed through Aug. 12, 2006, on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Global Aircraft Solutions -

Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include Avolar Airlines, BCI Aircraft Leasing, Jetran International, Goodrich Corporation, AAR, the Mexican Presidential Fleet, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, Royal Khmer Airlines and Alant Soyuz.

Global’s website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, this press release contains “forward-looking statements” made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 or regulations thereunder including, but not limited to expected and estimated revenue and earnings. Forward-looking statements are made based upon management’s expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or its subsidiaries or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions’ services, and competitive pricing pressures.

In addition, other risks are detailed in Global’s Form 10-KSB for the year ended December 31, 2005, Global’s Form 10-Q for the quarter ended March 31, 2006, Global’s 10-Q for the quarter ended June 30, 2006 and Global’s Form 10-Q for the quarter ended September 30, 2006. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:
        Global Aircraft Solutions, Inc.
        Ian Herman, (520) 275-6059
        iherman@hamaerotech.com
                        Or
        Alliance Advisors, LLC
        Alan Sheinwald, 914-669-0222
        asheinwald@allianceadvisors.net

Tables Attached

GLOBAL AIRCRAFT SOLUTIONS, INC.

Consolidated Balance Sheets
December 31, 2006 and 2005

ASSETS

	2006 Dollars	2005 Dollars
CURRENT ASSETS
Cash and cash equivalents	104,440	368,013
Accounts receivable	9,170,799	4,993,138
Note receivable	455,859	1,997,868
Due from equity investee partner	1,957,692	1,957,692
Inventory	7,852,691	8,767,435
Restricted funds	65,500	98,500
Deferred income taxes	299,508	130,000
Other current assets	191,114	304,987

TOTAL CURRENT ASSETS	20,097,603	18,617,633

Property, plant and equipment	1,521,037	1,642,141
Investments	25,000
Equity in net assets of and advances to affiliates	6,751,789	4,375,998
Customer list, net		133,886
Agreement with vendor, net		28,490
Goodwill	38,992	38,992
Other assets	64,855	192,481

TOTAL ASSETS	28,474,276	25,054,621

The accompanying notes, which are not included in this press release, are an integral part of these consolidated financial statements.

GLOBAL AIRCRAFT SOLUTIONS, INC.

Consolidated Balance Sheets
December 31, 2006 and 2005

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2006 Dollars	2005 Dollars
CURRENT LIABILITIES
Notes payable	5,101,568	2,564,739
Accounts payable – trade	5,001,567	7,181,397
Customer deposits	541,878
Billings in excess of costs and estimated
earnings on contracts in progress	224,046	23,458
Accrued liabilities	493,404	570,724
Income taxes payable	735,466	685,904
Current maturities – LT Capital leases	53,247
Commitments & contingencies	0	0

TOTAL CURRENT LIABILITIES	$12,151,176	$ 11,026,222

LONG-TERM LIABILITIES
Capitalized lease obligations	224,867
Deferred Tax Liability	344,027

TOTAL LONG-TERM LIABILITIES	568,894

TOTAL LIABILITIES	$12,720,070	$ 11,026,222

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000
Shares authorized in 2006 and 2005; shares
issued 39,967,807 and 38,998,215 in 2006
and 2005; shares outstanding 39,587,807 and
38,618,215 2006 and 2005	$ 39,967	$ 38,998
Additional paid-in capital	12,723,213	11,904,683
Deferred compensation		(80,000)
Contributed capital	620,289	620,289
Retained earnings	2,370,737	1,544,429

TOTAL STOCKHOLDERS' EQUITY	$15,754,206	$ 14,028,399

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,474,276	$ 25,054,621

The accompanying notes, which are not included in this press release, are an integral part of these consolidated financial statements.

GLOBAL AIRCRAFT SOLUTIONS, INC.

Consolidated Statement of Operations
Years ended December 31, 2006, 2005 and 2004

	2006 Dollars	2005 Dollars	2004 Dollars
Net sales	34,542,195	41,228,648	30,851,118

Cost of sales	(25,748,049)	(30,842,461)	(24,195,426)
Inventory write down	(192,775)	(215,500)	(212,500)

Gross profit	8,601,371	10,170,687	6,443,192
Selling, general and administrative expenses	(8,591,738)	(7,780,332)	(4,826,519)
Penalties	(11,742)	(1,061)	(295,903)

Gain (loss) from operations	(2,109)	2,389,294	1,320,770

Other income (expense):
Interest income	76,414	245,610	87,521
Interest expense	(587,183)	(386,927)	(329,023)
Gain on renegotiation of contract			1,144,502
Miscellaneous expense	(197,932)	(110)	(9,084)
Miscellaneous income	114,874	130,571	31,162
Gain on sale of interest in aircraft		1,268,970
Equity in income and transactions
with unconsolidated affiliate	1,808,744	(157,874)

Net profit (loss), before income taxes	1,212,808	3,489,534	2,291,286

Provision for Income Taxes	(386,500)	(366,178)

Net profit (loss), after taxes	826,308	3,123,356	2,291,286

Net profit (loss) per share, Basic
(2006 39,118,400 shares;
2005 33,848,722 shares;
2004 24,443,256 shares)	0.02	0.09	0.09

Net profit (loss per share, Fully diluted
(2006 40,375,173 shares;
2005 35,260,671 shares;
2004 24,986,985 shares	0.02	0.09	0.09

The accompanying notes, which are not included in this press release, are an integral part of these consolidated financial statements.